As filed with the Securities and Exchange Commission on July 31, 1998
                           Registration No. 333-57939

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ------------------
                          POST-EFFECTIVE AMENDMENT NO.1
                                       to
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------
                                Alyn Corporation
             (Exact name of registrant as specified in its charter)
                               ------------------

              Delaware                                  3460                                33-0709359
   (State or other jurisdiction of          (Primary Standard Industrial                 (I.R.S. Employer
   incorporation or organization)            Classification Code Number)                Identification No.)

                                16761 Hale Avenue
                            Irvine, California 92606
                                 (949) 475-1525

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ------------------

                                Richard L. Little
                   Vice President, Finance and Administration;
                     Chief Financial Officer and Secretary
                                16761 Hale Avenue
                            Irvine, California 92606
                                 (949) 475-1525

(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:

                             Gerald A. Eppner, Esq.
                         Cadwalader, Wickersham & Taft
                                100 Maiden Lane
                            New York, New York 10038
                                 (212) 504-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.


     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: | |

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: | |

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: | |

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: | |

                               ------------------

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------
                                                                   Proposed        Proposed
                                                 Amount             Maximum         Maximum
             Title of Each Class of               to be          Offering Price     Aggregate          Amount of
          Securities to be Registered(1)        Registered        Per Share(1)   Offering Price(1)  Registration Fee
---------------------------------------------------------------------------------------------------------------------
Rights to Purchase Common Stock              1,900,000 Rights         $0                $0               $0(2)
---------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per share(3)   1,900,000 Rights       $5.50(4)       $10,450,000          $3,083
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------

(1) This Registration Statement relates to the Company's rights (the "Rights") to purchase shares of common stock, par value $.001 per share (the "Common Stock"), and the shares of Common Stock issuable upon exercise of those Rights.
(2) Since both the Rights and the Common Stock underlying the Rights are being registered for distribution under this Registration Statement, for purposes of Rule 457(g), there is no separate registration fee for the Rights.
(3)  These shares of Common Stock are issuable upon exercise of the Rights.
(4) The subscription price for purchase of a share of Common Stock upon exercise of one Right.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

                                1,900,000 Shares
                                   [ALYN LOGO]
                                  Common Stock

     Alyn Corporation ("Alyn" or the "Company") is distributing to the holders of record of the Company's outstanding common stock, par value $.001 per share (the "Common Stock"), at the close of business on July 15, 1998 (the "Record Date") nontransferable rights (the "Rights") to subscribe for and purchase an aggregate of up to 1,900,000 shares (the "Shares") of the Company's Common Stock (the "Rights Offering").

     Each holder of record of Common Stock on the Record Date will receive .17674 Rights for each one share of Common Stock (or one Right for every 5.65803 shares of Common Stock) held. Each Right entitles the holder to purchase one share of Common Stock (the "Basic Subscription Right") at a purchase price of $5.50 per share (the "Subscription Price"). The Rights will expire at 5:00 p.m., Eastern Daylight Time, on August 28, 1998, unless extended by the Company, in its discretion, for up to 10 business days (the "Expiration Date"). Any Rights that remain unexercised at the close of business on the Expiration Date shall expire and will no longer be exercisable. The number of Rights distributed by Alyn to each holder of record of Common Stock will be rounded up to the nearest whole number. No fractional Rights or cash in lieu thereof will be issued or paid by the Company.

     To the extent that Rights are not exercised, the Company will offer any remaining Shares to stockholders who have indicated a desire to purchase shares of Common Stock in excess of their Basic Subscription Right. The Company's outside directors and their affiliates -- Kingdon Capital Management Corp.; Udi Toledano; and Edelson Technology Partners III-- who hold Basic Subscription Rights aggregating 629,901 Shares ($3,464,457), have advised the Company that they intend to exercise Rights for an aggregate of at least 909,091 Shares ($5 million), to the extent available. In order to reduce the dilutive effect of this Rights Offering, Mr. Robin A. Carden, the Company's founder, has advised the Company that he will transfer to the Company, without charge, 500,000 shares of Common Stock. Mr. Carden will not be exercising his Basic Subscription Right to 538,085 Shares. As a result, if all Rights are exercised, the Company will receive proceeds from the sale of 1.9 million shares, but its outstanding Common Stock will increase over the current level by only 1.4 million shares.

     The Shares purchasable upon exercise of the Rights are identical to the shares of Common Stock of Alyn currently traded on the National Market of The Nasdaq Stock Market, Inc. ("Nasdaq") under the symbol "ALYN." On June 26, 1998, the date of the first public announcement of the Rights Offering, the closing price per share of Alyn Common Stock as reported by Nasdaq was $6.13. On July 13, 1998, the closing price per share was $5.88.

     See "Risk Factors" beginning on page 6 of this Prospectus for a discussion of certain factors that should be considered in connection with the Rights and Common Stock offered hereby.

                         -----------------------------


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
         REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                     Exercise Price                    Proceeds to Company(1)
-------------------------------------------------------------------------------
Per Share...........     $5.50                                 $5.39
Total...............   $10,450,000                           $10,250,000

(1) Before deducting expenses payable by the Company, estimated to be $200,000. The Shares are being offered and sold directly by the Company, and no commission or other remuneration will be paid to any person for soliciting purchase of shares of Common Stock in the Rights Offering.

     The Rights may not be exercised by any person, and neither this Prospectus nor any subscription certificate shall constitute an offer to sell or a solicitation of an offer to purchase any shares of Common Stock, in any jurisdiction in which such transaction would be unlawful.

                 The date of this Supplemental Prospectus is August   , 1998

                             SUPPLEMENTAL PROSPECTUS


Alyn Corporation, a Delaware corporation ("Alyn" or the "Company"), hereby amends and supplements its Prospectus, dated July 15, 1998 (the "Prospectus"), as follows:

The section on page __ of the Prospectus captioned "PROSPECTUS SUMMARY--The Rights Offering--Expiration Date" is hereby deleted and replaced to read in its entirety as follows:

Expiration Date.............The  Rights  will  expire  at  5:00  p.m.,   Eastern
                            Daylight Time, on August 28, 1998, unless extended by the Company, in its discretion, for up to 10 business days (the "Expiration Date"). Any Rights that remain unexercised at the close of business on the Expiration Date shall expire and will no longer be exercisable. See "The Rights Offering-- Expiration Date."

The   section   on   page   __  of  the   Prospectus   captioned   "THE   RIGHTS
OFFERING--Expiration Date" is hereby deleted and replaced to read in its entirety as follows:

Expiration Date

The Rights will expire at 5:00 p.m., Eastern Daylight Time, on August 28, 1998, unless extended by Alyn, in its discretion, for up to 10 business days. After the Expiration Date, unexercised Rights will be null and void. The Company will not be obligated to honor any purported exercise of Rights received by the Subscription Agent after the Expiration Date, regardless of when the documents relating to such exercise were sent, except if sent in compliance with the Guaranteed Delivery Procedures described below.

     The information in the section on page __ of the Prospectus captioned "INCORPORATION BY REFERENCE" is hereby supplemented to additionally incorporate by reference Alyn's Current Report on Form 8-K, dated July 23, 1998, as filed with the Commission on August 3, 1998.

     No further or other amendments or supplements to the Prospectus are hereby effected.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on July 31, 1998.

                                      ALYN CORPORATION


                                      BY: /s/ Steven S. Price
                                          -------------------
                                            Steven S. Price
                                            Chief Executive Officer

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on July 31, 1998.

      Signature                                           Title
      ---------                             -----------------------------------

/s/ Steven S. Price                         President,  Chief Executive Officer
-----------------------------                 and a Director
    Steven S. Price                         (Principal Executive Officer)


/s/ Richard L. Little                       Chief Financial Officer
-----------------------------               (Principal Financial and
    Richard L. Little                          Accounting Officer)


            *                               Director
-----------------------------
    Robin A. Carden


            *                               Director
-----------------------------
    Harry Edelson


            *                               Director
-----------------------------
    Michael Markbreiter


            *                               Director
-----------------------------
    Walter R. Menetrey


            *                               Director
-----------------------------
    Udi Toledano


*By: /s/ Steven S. Price
    -------------------------
         Authorized signatory
         pursuant to power of
         attorney previously filed